Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Transphorm, Inc. on Form S-3 (File Nos. 333-261745, 333-261226, 333-255441 and 333-252269) and Form S-8 (File No. 333-238866) of our report dated June 28, 2022, with respect to our audits of the consolidated financial statements of Transphorm, Inc. as of March 31, 2022 and 2021 and for the year ended March 31, 2022, three months ended March 31, 2021 and for the year ended December 31, 2020, included in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 29, 2022.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
June 28, 2022